U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                         PLANETLINK COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

           Georgia                                5731                           58-2466623
  (State or jurisdiction of           (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)         Classification Code Number)           Identification No.)

           1415 Bookhout Drive, Cumming, Georgia 30041; (678) 455-7075 (Address and telephone number of Registrant's principal executive offices and principal place of business)

              EMPLOYEE STOCK INCENTIVE PLAN FOR THE YEAR 2004 NO. 2
                            (Full title of the Plan)

           M. Dewey Bain, 1415 Bookhout Drive, Cumming, Georgia 30041 (Name and address of agent for service)

                                 (678) 455-7075
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

----------------------------- ----------------------- --------------------------- ----------------------- -------------------------
                                                                                      Proposed maximum
 Title of securities to be          Amount to be        Proposed offering price      aggregate offering            Amount of
         registered                  registered              per share (1)                 price               registration fee
----------------------------- ----------------------- --------------------------- ----------------------- -------------------------
     Options to Purchase
        Common Stock,                30,000,000                $0.046 (2)               $1,380,000                  $174.85
        Common Shares
     Underlying Options
----------------------------- ----------------------- --------------------------- ----------------------- -------------------------
           Total                     30,000,000                                         $1,380,000                  $174.85
----------------------------- ----------------------- --------------------------- ----------------------- -------------------------

(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rule 457(h) promulgated pursuant to the Securities Act of 1933.

(2) This Offering Price per Share is established pursuant to the option exercise price set forth in the Employee Stock Incentive Plan for the Year 2004 No. 2, set forth in Exhibit 4.1 to this Form S-8.

                                     PART I
              Information Required in the Section 10(a) Prospectus

ITEM 1.    PLAN INFORMATION.

           See Item 2 below.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

           The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                    PART II
               Information Required in the Registration Statement

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

           The following are hereby incorporated by reference:

                      (a) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended December 31, 2003, filed on April 14, 2004.

                      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

                      (c) A description of the Registrant's securities contained in the Registration Statement on Form 10-SB12G filed by the Registrant to register the common stock under the Exchange Act, including all amendments filed for the purpose of updating such common stock description.

           All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

           Not applicable.

ITEM 5.    INTEREST OF NAMED EXPERTS AND COUNSEL.

           Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Our bylaws do not contain a provision entitling any director or executive officer to indemnification against its liability under the Securities Act.


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

           Section 14-2-851(a) of the Georgia Business Corporation Code provides as follows:

           "(a) Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

                     "(1) Such individual conducted himself or herself in good faith; and

                     "(2) Such individual reasonably believed:

                               "(A) In the case of conduct in his or her
official capacity, that such conduct was in the best interests of the corporation;

                               "(B) In all other cases, that such conduct was at
least not opposed to the best interests of the corporation; and

                               "(C) In the case of any criminal proceeding, that
the individual had no reasonable cause to believe such conduct was unlawful.

           "(b) A director's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(2)(B) of this Code section.

           "(c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

           "(d) A corporation may not indemnify a director under this Code section.

                     "(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or

                     "(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity."

           The Georgia Business Corporation Code, stated herein, provides further for permissive indemnification of officers and directors, as follows:

           Section 14-2-852 provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

           Section 14-2-853.

                     "(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:


                               "(1) A written affirmation of his or her good
faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

                               "(2) His or her written undertaking to repay any
funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

                     "(b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

                     "(c) Authorizations under this Code section shall be made:

                               "(1) By the board of directors:

                                          "(A) When there are two or more
disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

                                          "(B) When there are fewer than two
disinterested directors, by the vote necessary for action by the board in accordance with subsection (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

                               "(2) By the shareholders, but shares owned or
voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

           Section 14-2-854.

                     "(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

                               "(1) Order indemnification or advance for
expenses if it determines that the director is entitled to indemnification under this part; or

                               "(2) Order indemnification or advance for
expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

                     "(b) If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

           Section 14-2-855.

                     "(a) A corporation may not indemnify a director under Code
Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.

                     "(b) The determination shall be made:

                               "(1) If there are two or more disinterested
directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

                               "(2) By special legal counsel:

                                          "(A) Selected in the manner prescribed
in paragraph (1) of this subsection; or

                                          "(B) If there are fewer than two
disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or


                               "(3) By the shareholders, but shares owned by or
voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.


                     "(c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph (b)(2)(B) of this Code section to select special legal counsel.

           Section 14-2-856.

                     "(a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

                     "(b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

                               "(1) For any appropriation, in violation of the
director's duties, of any business opportunity of the corporation;

                               "(2) For acts or omissions which involve
intentional misconduct or a knowing violation of law;

                               "(3) For the types of liability set forth in Code
Section 14-2-832; or

                               "(4) For any transaction from which he or she
received an improper personal benefit.

                     "(c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:


                               "(1) The director furnishes the corporation a
written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

                               "(2) The director furnishes the corporation a
written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.

           Section 14-2-857.

           "(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

                     "(1) To the same extent as a director; and

                     "(2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

                               "(A) Appropriation, in violation of his or her
duties, of any business opportunity of the corporation;

                               "(B) Acts or omissions which involve intentional
misconduct or a knowing violation of law;

                               "(C) The types of liability set forth in Code
Section 14-2-832; or

                               "(D) Receipt of an improper personal benefit.

                     "(b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

           "(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

           "(d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract."

           The foregoing rights of indemnification are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

           Not applicable.

ITEM 8.    EXHIBITS.

           The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 9.    UNDERTAKINGS.

           The undersigned registrant hereby undertakes:

                      (a) (1)   To file, during any period in which offers
or sales are being made, a post-effective amendment to this registration statement: (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                          (2)   That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3)   To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                      (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

                      (d) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cumming, Georgia, on June 3, 2004.

                                        PLANETLINK COMMUNICATIONS, INC.



                                        By /s/ M. Dewey Bain
                                           ---------------------------------
                                           M. Dewey Bain, President

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                        Title                                         Date
                  ---------                                        -----                                         ----
                /s/ Harold Jackson                               Chairman                                    June 3, 2004
           -----------------------------
                Harold Jackson

                /s/ M. Dewey Bain                    President, Treasurer, and Director                      June 3, 2004
           -----------------------------
                M. Dewey Bain

                /s/ Jonathan Rosser                               Director                                   June 3, 2004
           -----------------------------
                Jonathan Rosser

                /s/ Darrell Carver                                Director                                   June 3, 2004
           -----------------------------
                Darrell Carver

                                  EXHIBIT INDEX

      EXHIBIT NO.                    DESCRIPTION
      -----------                    -----------

        4.1               Employee Stock Incentive Plan for the Year 2004 No. 2
        5                 Opinion Re: Legality
        23.1              Consent of Accountants
        23.2              Consent of Counsel



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